Exhibit 10.1

Execution Version

AMENDED AND RESTATED CONTINGENT EQUITY RIGHTS AGREEMENT

THIS AMENDED AND RESTATED CONTINGENT EQUITY RIGHTS AGREEMENT, dated as of March 21, 2023 (this “Agreement”), is entered into by and among Ready Capital Corporation, a Maryland corporation (“Parent”), Sutherland Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), and Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate Computershare Trust Company, N.A., a national banking association (together with Computershare, the “Rights Agent”).

RECITALS

WHEREAS, Parent, the Operating Partnership and American Stock Transfer & Trust Company, LLC (the “Prior Rights Agent”) entered into the Contingent Equity Rights Agreement, dated as of March 16, 2022 (the “Original Agreement”), and the First Amendment to Contingent Equity Rights Agreement, dated as of December 28, 2022 (together with the Original Agreement, the “Existing Agreement”);

WHEREAS, Parent, the Operating Partnership, the Prior Rights Agent and the Rights Agent entered into an Assignment and Assumption Agreement, dated the date hereof (the “Assignment”) pursuant to which the Rights Agent replaced the Prior Rights Agent as rights agent hereunder and Parent, the Operating Partnership and the Rights Agent agreed to amend and restate the Existing Agreement in its entirety by entering into this Agreement;

WHEREAS, Parent is a Maryland corporation operating as a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Code for U.S. federal income tax purposes and the sole general partner of the Operating Partnership, which is the operating partnership of Parent;

WHEREAS, Parent, the Operating Partnership, RC Mosaic Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Operating Partnership (“Merger Sub”), Mosaic Real Estate Credit, LLC, a Delaware limited liability company (“MREC”), Mosaic Real Estate Credit TE, LLC, a Delaware limited liability company (“MREC TE”), MREC International Incentive Split, LP, a Delaware limited partnership (“MREC IIS,” and together with MREC and MREC TE, each a “Mosaic Merger Entity” and, collectively, the “Mosaic Merger Entities”), Mosaic Real Estate Credit Offshore, LP, a Cayman Islands exempted limited partnership (“MREC Offshore”), MREC Corp Sub 1 (VO), LLC, a Delaware limited liability company (“MREC Corp Sub 1”), MREC Corp Sub 2 (LA Office), LLC, a Delaware limited liability company (“MREC Corp Sub 2”), MREC Corp Sub 3 (Superblock), LLC, a Delaware limited liability company (“MREC Corp Sub 3” and with MREC Offshore, MREC Corp Sub 1 and MREC Corp Sub 2, each individually a “Mosaic Offshore Entity” and collectively, the “Mosaic Offshore Entities”), Mosaic Special Member, LLC, a Delaware limited liability company (the “Mosaic Special Member”), Mosaic Secured Holdings, LLC, a Delaware limited liability company (“Mosaic Secure Holdings”), MREC Management, LLC, a Delaware limited liability company (the “Mosaic Manager” and with the Mosaic Offshore Entities, Mosaic Special Member and Mosaic Secure Holdings, each individually a “Mosaic Entity” and collectively, the “Mosaic Entities,” and with the Mosaic Merger Entities, each individually a “Mosaic Party” and, collectively, the “Mosaic Parties”), entered into a Merger Agreement, dated as of November 3, 2021 (as amended and as it may be further amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”);

WHEREAS, the Mosaic Merger Entities, collectively owned, directly or indirectly, a majority of the equity interests in MREC Shared Holdings General Partnership, a Delaware general partnership (“MREC Shared Holdings”), MREC REIT Holdings, LLC, a Delaware limited liability company (“REIT Holdings”), MREC TE REIT Pref Holdings, LLC, a Delaware limited liability company (“REIT Pref Holdings”), MREC TE Holdings, LLC, a Delaware limited liability company (“TE Holdings”), and MREC International Holdings, LLC, a Delaware limited liability company (“International Holdings”), and MREC Domestic REIT Holdings, LLC, a Delaware limited liability company (“Domestic REIT Holdings,” and with MREC Shared Holdings, REIT Holdings, REIT Pref Holdings, TE Holdings and International Holdings, each individually a “Mosaic Holding Entity” and, collectively, the “Mosaic Holding Entities”), and, directly and through the Mosaic Holding Entities, all of the interests in MREC Good Asset, LLC, a Delaware limited liability company (“MREC Good Asset”), MREC U Asset Pool, LLC, a Delaware limited liability company (“MREC U”), MREC U2 Asset Pool, LLC, a Delaware limited liability company (“MREC U2”), and MREC NU Asset Pool, LLC, a Delaware limited liability company (“MREC NU” and, together with MREC Good Asset, MREC U and MREC U2, collectively, the “Primary Holding Entities” and each individually a “Primary Holding Entity”);

WHEREAS, pursuant to, and subject to the terms and conditions of, the Merger Agreement, the parties intended that Parent and the Operating Partnership acquire control of the Subject Companies by means of (a) the merger of MREC with and into Merger Sub (the “MREC Merger”), (b) the merger of MREC TE with and into Merger Sub (the “MREC TE Merger”), and (c) the merger of MREC IIS with and into Merger Sub (the “MREC IIS Merger”);

WHEREAS, contemporaneously with execution of the Original Agreement, pursuant to the Merger Agreement, the parties consummated (a) the MREC Merger pursuant to which Parent issued the MREC Merger Consideration described in the Merger Agreement, which MREC Merger Consideration includes MREC CERs (as defined herein) issued pursuant to this Agreement, (b) the MREC TE Merger in exchange for the MREC TE Merger Consideration described in the Merger Agreement, which MREC TE Merger Consideration includes MREC TE CERs (as defined herein) issued pursuant to this Agreement, and (c) the MREC IIS Merger in exchange for the MREC IIS Merger Consideration described in the Merger Agreement, which MREC IIS Merger Consideration includes MREC IIS CERs (as defined herein) issued pursuant to this Agreement, pursuant to which Parent and the Operating Partnership have acquired control of the Mosaic Holding Entities, the Primary Holding Companies and their Subsidiaries (each individually a “Subject Company” and, collectively, the “Subject Companies”); and

WHEREAS, the parties intend to set forth the manner and basis upon which Holders (as defined herein) will hold, and potentially become entitled to receive payments in respect of, CERs (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent, the Operating Partnership and the Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

1.DEFINITIONS

1.1Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acquiror” has the meaning set forth in Section 6.3.

“Acting Holder Dispute Notice” has the meaning set forth in Section 2.4(b).

“Acting Holders” means, at the time of determination, Holders of at least 50% of the outstanding CERs as set forth on the CER Register.

“Adjustment Difference” means an amount (which may be positive or negative) equal to the difference (if any) between (i) the actual net proceeds (after deduction of selling expenses, fees or incentives payable to the Mosaic Manager in respect thereof, and any payments that are required to be allocated or remitted to any Person (other than another Subject Company) holding a participation interest in such Subject Company Investment (which participation is a binding obligation of a Person that is not a Parent Party and under the terms of which such participation shares in losses on a pari passu basis with retained Parent Party interests)) received after the date hereof by the Parent Parties from the disposition or other resolution of Subject Company Investments in respect of which a Recorded Adjustment was made and (ii) the amount of anticipated net proceeds (after deduction of selling expenses, fees or incentives payable to the Mosaic Manager in respect thereof, and any payments that are required to be allocated or remitted to any Person (other than another Subject Company) holding a participation interest in such Subject Company Investment (which participation is a binding obligation of a Person that is not a Parent Party and under the terms of which such participation shares in losses on a pari passu basis with retained Parent Party interests)) from the proposed disposition or other resolution of such Subject Company Investments that was used in the computation of the Recorded Adjustment in respect of such Subject Company Investments.

“Advance” means (i) in respect of any Subject Company Loan in the Covered Portfolio or the Updated Covered Portfolio, any disbursement of funds made by (or on behalf of) any of the Subject Companies (prior to the date hereof) or the Parent Parties (on or after the date hereof) (it being understood that any interest or fees on a Subject Company Loan that have been capitalized and treated as principal of such Subject Company Loan will be considered to have been such a disbursement of funds) in accordance with the loan agreement or other instrument governing such Subject Company Loan and (ii) in respect of any Subject Company Investment in the Covered Portfolio or the Updated Covered Portfolio, the purchase price paid for, or other investment made in respect of, such Subject Company Investment (including any accrued but unpaid dividends or other distributions and all capitalized costs and expenses, such as real-estate-owned marketing and carrying costs and third-party expenses, in respect thereof).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate CER Consideration” means an amount (expressed in Dollars) equal to the product of (i) 90% and (ii) the lesser of (x) the Valuation Excess and (y) the Initial Discount Amount.

“Aggregate Parent Party Funded Amount” means, as of the Revaluation Date, an amount (expressed in Dollars) equal to the sum of (x) all Advances made by or on behalf of any of the Subject Companies or Parent Parties in respect of the Updated Covered Portfolio during the CER Accrual Period (excluding, for the avoidance of doubt, any portion of such Advances in respect of which a participation has been sold (which participation is a binding obligation of a Person that is not a Parent Party and under the terms of which such participation shares in credit losses on a pari passu basis with retained Parent Party interests)) plus (y) an amount equal to any Recorded Adjustments.

“Aggregate Principal Recovery Amount” means, as of the Revaluation Date, an amount (expressed in Dollars) equal to the sum, without duplication, of all payments of principal or return of capital, as applicable, received by any Parent Party in respect of the Updated Covered Portfolio (excluding, for the avoidance of doubt, payments in respect of Post-Determination Date Returns and all payments that are required to be allocated or remitted to any Person (other than another Parent Party) holding a participation interest in any Subject Company Loan or Subject Company Investment (which participation is a binding obligation of a Person that is not a Parent Party and under the terms of which such participation shares in credit losses on a pari passu basis with retained Parent Party interests)), and all Liquidation Proceeds received by Parent Parties in respect of the Covered Portfolio (excluding, for the avoidance of doubt, Liquidation Proceeds that are required to be allocated or remitted to any Person (other than another Parent Party) holding a participation interest in any Subject Company Loan or Subject Company Investment (which participation is a binding obligation of a Person that is not a Parent Party and under the terms of which such participation shares in credit losses on a pari passu basis with retained Parent Party interests)), in each case during the CER Accrual Period and in each case excluding the amount of any Recorded Adjustment but including the amount (whether positive or negative) of any Adjustment Difference.

“Alternative Valuation Proposal” has the meaning set forth in Section 2.4(b).

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“CER” or “CERs” means the contingent rights of the Holders to receive (i) in respect of MREC CERs, shares of Parent Common Stock (and cash in lieu of any fractional shares of Parent Common Stock) pursuant to this Agreement, (ii) in respect of MREC TE CERs, shares of Parent Common Stock (and cash in lieu of any fractional shares of Parent Common Stock) pursuant to this Agreement and (iii) in respect of MREC IIS CERs, shares of Parent Common Stock (and cash in lieu of any fractional shares of Parent Common Stock) pursuant to this Agreement.

“CER Accrual Period” means the period beginning on the first day following the Determination Date and ending on the Revaluation Date.

“CER Certificate” has the meaning set forth in Section 2.3(e).

“CER Consideration” means (i) in respect of MREC CERs, the MREC Per CER Consideration, (ii) in respect of MREC TE CERs, the MREC TE Per CER Consideration and (iii) in respect of MREC IIS CERs, the MREC IIS Per CER Consideration.

“CER Notice” has the meaning set forth in Section 2.4(b).

“CER Register” has the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder.

“Covered Portfolio” means the portfolio of Subject Company Loans and Subject Company Investments listed and more particularly described in Exhibit A hereto.

“Designation Notice” has the meaning set forth in Section 2.4(b).

“Determination Date” means September 30, 2021.

“Determination Date Funded Amount” means $852,324,172, which amount is equal to (x) the sum of all Advances made by or on behalf of the Subject Companies in respect of the Covered Portfolio on or prior to the Determination Date that remained unpaid as of such date (excluding, for the avoidance of doubt, any portion of such Advances in respect of which a participation has been sold (which participation is a binding obligation of a Person that is not a Subject Company and under the terms of which such participation shares in credit losses on a pari passu basis with retained Subject Company interests)) plus (y) an amount equal to any Recorded Adjustments.

“Dispute Notice” has the meaning set forth in Section 2.4(b).

“Dollars” or “US$” means dollars in lawful currency of the United States of America.

“Event of Default” has the meaning set forth in Section 5.1.

“Fair Value” means, as of the Revaluation Date, the fair value of the Updated Covered Portfolio (excluding any Post-Determination Date Returns otherwise reflected therein and excluding any portion of such fair value attributable to the rights of any Person in any participation in any Subject Company Loan or Subject Company Investment (which participation is a binding obligation of a Person that is not a Parent Party and under the terms of which such participation shares in credit losses on a pari passu basis with retained Parent Party interests) contained in the Updated Covered Portfolio) as determined by the Parent using valuation methodologies reasonably consistent with those used by Parent in determining the Initial Discount Amount.

“Funds” has the meaning set forth in Section 3.2(q).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Holder” means a MREC CER Holder, MREC TE CER Holder or MREC IIS CER Holder.

“ICC” has the meaning set forth in Section 6.6.

“Initial Discount Amount” means $98,900,000.

“Initial Discounted Valuation” means $753,424,172, which is an amount (expressed in Dollars) equal to the sum of (i) the Determination Date Funded Amount minus (ii) the Initial Discount Amount.

“Issuance Date” means the date that is the later of (i) twenty five (25) Business Days following the date of the CER Notice or (ii) if a Dispute Notice is delivered on a timely basis, ten (10) Business Days following the date on which all disputed items in such Dispute Notice are finally resolved pursuant to Section 6.6.

“Liquidation Proceeds” means, in respect of the disposal (whether by sale, transfer, assignment, participation or otherwise) by any Parent Party to any Person (other than to another Parent Party) of any Subject Company Loan or Subject Company Investment during the CER Accrual Period, all proceeds received by any Parent Parties as a result thereof (excluding, for the avoidance of doubt, any proceeds in respect of Post-Determination Date Returns and any proceeds that are required to be allocated or remitted to any Person holding a participation interest in such Subject Company Loan or Subject Company Investment (which participation is a binding obligation of a Person that is not a Parent Party and under the terms of which such participation shares in credit losses on a pari passu basis with retained Parent Party interests)) less any expenses incurred by such Parent Party in connection therewith.

“Loss” has the meaning set forth in Section 3.2(h).

“MREC CER” means a CER received as MREC Merger Consideration pursuant to the Merger Agreement and designated as such pursuant to this Agreement.

“MREC CER Holder” means a Person in whose name a MREC CER is registered in the CER Register at the applicable time.

“MREC CER Payment Ratio” means the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the MREC Per CER Consideration Amount by (ii) the Parent Share Value.

“MREC CER Share Percentage” means 66.173%, which represents the percentage interest of all MREC CER Holders in the Aggregate CER Consideration.

“MREC IIS CER” means a CER received as MREC TE Merger Consideration pursuant to the Merger Agreement and designated as such pursuant to this Agreement.

“MREC IIS CER Holder” means a Person in whose name a MREC IIS CER is registered in the CER Register at the applicable time.

“MREC IIS CER Payment Ratio” means the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the MREC IIS Per CER Consideration Amount by (ii) the Parent Share Value.

“MREC IIS CER Share Percentage” means 3.346%, which represents the percentage interest of all MREC IIS CER Holders in the Aggregate CER Consideration.

“MREC IIS Per CER Consideration” has the meaning set forth in Section 2.4(a).

“MREC IIS Per CER Consideration Amount” means an amount (expressed in Dollars) equal to the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the product of (x) the Aggregate CER Consideration and (y) the MREC IIS CER Share Percentage by (ii) the initial number of MREC IIS CERs.

“MREC Per CER Consideration” has the meaning set forth in Section 2.4(a).

“MREC Per CER Consideration Amount” means an amount (expressed in Dollars) equal to the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the product of (x) the Aggregate CER Consideration and (y) the MREC CER Share Percentage by (ii) the initial number of MREC CERs.

“MREC TE CER” means a CER received as MREC TE Merger Consideration pursuant to the Merger Agreement and designated as such pursuant to this Agreement.

“MREC TE CER Holder” means a Person in whose name a MREC TE CER is registered in the CER Register at the applicable time.

“MREC TE CER Payment Ratio” means the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the MREC TE Per CER Consideration Amount by (ii) the Parent Share Value.

“MREC TE CER Share Percentage” means 30.481%, which represents the percentage interest of all MREC TE CER Holders in the Aggregate CER Consideration.

“MREC TE Per CER Consideration” has the meaning set forth in Section 2.4(a).

“MREC TE Per CER Consideration Amount” means an amount (expressed in Dollars) equal to the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the product of (x) the Aggregate CER Consideration and (y) the MREC TE CER Share Percentage by (ii) the initial number of MREC TE CERs.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.

“Parent Dispute Notice” has the meaning set forth in Section 2.4(b).

“Parent Party” means each of Parent, the Operating Partnership, and their respective Subsidiaries (including the Subject Companies).

“Parent Share Value” means the greater of (i) (A) the average of the volume weighted average prices of one share of Parent Common Stock for the ten consecutive trading days immediately preceding, but not including, the Revaluation Date, as reported by Bloomberg, L.P., or (B) if the Parent Common Stock is not then listed on a United States national securities exchange, the average of the last quoted bid prices for Parent Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or another similar organization for the ten consecutive trading days immediately preceding, but not including, the Revaluation Date, and (ii) the most recent publicly reported book value per share of Parent Common Stock immediately preceding the Revaluation Date.

“Permitted Transfer” means a transfer of CERs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, including any Plan of Liquidation; or (d) as provided in Section 2.6.

“Person” or “person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Plan of Liquidation” has the meaning set forth in the Merger Agreement.

“Post-Determination Date Returns” means, with respect to the Subject Company Loans and Subject Company Investments as of any date of determination, the aggregate of all interest and fees (whether or not paid or accrued) with respect to each Subject Company Loan and all accrued dividends and other distributions (whether or not paid or accrued) with respect to each Subject Company Investment, in each case to the extent attributable to the period beginning on the first day following the Determination Date and ending on such date of determination.

“Recorded Adjustment” has the meaning set forth in the Merger Agreement.

“Revaluation Date” means the day that is the three-year anniversary of the date hereof (or if such day is not a Business Day, the next following Business Day).

“Revaluation Value” means an amount (expressed in Dollars) equal to the Fair Value of the Updated Covered Portfolio as of the Revaluation Date.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rules” has the meaning set forth in Section 6.6.

“Subject Company Investment” has the meaning set forth in the Merger Agreement.

“Subject Company Loan” has the meaning set forth in the Merger Agreement.

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the applicable Person holds, directly or indirectly, stock or other equity ownership interests representing more than 50% of the voting power of all outstanding stock or equity ownership interests of such entity.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Authority, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Trustee Holder” means a Holder of CERs that confirms in writing to the Rights Agent that it is a trustee of one or more Individual Retirement Accounts or Roth IRAs (as defined in Sections 408 and 408A of the Code), Archer MSAs (as defined in Section 220(d) of the Code), or Health Savings Account (as defined in Section 223(d) of the Code) holding CERs as assets.

“Updated Covered Portfolio” means the Covered Portfolio as updated, adjusted or modified by Parent on or prior to the Revaluation Date in order to reflect (i) any dispositions (whether by sale, transfer, assignment, participation or otherwise) of any portion of any Subject Company Loan or Subject Company Investment (other than to another Parent Party), (ii) any changes in the aggregate outstanding principal amount and/or commitment amounts (whether funded or unfunded) of Subject Company Loans, in each case as the result of repayments of principal by the underlying obligors of such loans, Advances made by any Parent Party in respect of such loans, or otherwise, and (iii) any changes resulting from any redemption or repurchase of a Subject Company Investment by the issuer thereof or any of its Affiliates, in each case during the CER Accrual Period.

“Valuation Excess” has the meaning set forth in Section 2.4(a).

“Valuation Expert” has the meaning set forth in Section 2.4(b).

1.2Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; and (j) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2.CONTINGENT VALUE RIGHTS

2.1CERs. The CERs represent the contingent rights of Holders to receive the CER Consideration, in each case pursuant to, on the terms provided in, and in accordance with, this Agreement.

2.2Initial Holders; CERs Non-Transferable.

(a)The initial Holders shall be determined pursuant to the terms of the Merger Agreement. As soon as practicable after the date hereof, Parent shall furnish or cause to be furnished to the Rights Agent, in a form reasonably satisfactory to the Rights Agent, the names and addresses of the initial Holders.

(b)The CERs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be void ab initio and of no effect.

2.3Certificates; Registration; Registration of Transfer; Change of Address.

(a)The CERs shall be recorded on the CER Register in book-entry form, unless any Trustee Holder requests that the Rights Agent issue to such Trustee Holder a CER Certificate evidencing CERs for which such Trustee Holder serves as trustee.

(b)The Rights Agent shall keep a register (the “CER Register”) for the purpose of (i) identifying which CERs are MREC CERs and which are MREC TE CERs or MREC IIS CERs, (ii) identifying the Holders of CERs and (iii) registering CERs and Permitted Transfers thereof. The CER Register shall show the name and address of each Holder of CER Certificates, the number of CERs evidenced on its face by each CER Certificate and the date of each CER Certificate.

(c)Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CER must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, which may include, if applicable, a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program (a “Medallion Guarantee”), duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Any Holder whose CERs are evidenced by a CER Certificate shall surrender, together with any required form of assignment duly executed and properly completed and, if requested by the Rights Agent, a Medallion Guarantee, the CER Certificate to be transferred at the office of the Rights Agent designated for such purpose. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, notify the Parent that it has received such written notice. Upon receipt of such notice from the Rights Agent, Parent shall determine whether the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), and if the Parent so reasonably determines that it does so comply, Parent shall instruct the Rights Agent in writing to register the transfer of the CERs in the CER Register and notify Parent and the Operating Partnership of the same. No service charge shall be made for any registration of transfer of a CER, but Parent, the Operating Partnership and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CER of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid. Neither the Rights Agent nor Parent or the Operating Partnership shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered CER Certificate until the Holder has properly completed and executed the certificate set forth in the form of assignment on the reverse side of such CER Certificate and has provided such additional evidence of the identity of the Holder of the CERs represented by such CER Certificate as Parent, the Operating Partnership or the Rights Agent requests, whereupon the Parent and Operating Partnership shall prepare and execute and Rights Agent shall countersign and deliver to the person entitled thereto a CER Certificate as so requested. All duly transferred CERs registered in the CER Register shall be the valid obligations of Parent and the Operating Partnership, and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CER shall be valid unless and until registered in the CER Register in accordance with this Agreement.

(d)A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CER Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CER Register.

(e)If requested by a Trustee Holder to satisfy certain requirements under the Code, Parent and the Operating Partnership will prepare and execute, and the Rights Agent will countersign and send or cause to be sent to such Trustee Holder one or more certificates, in substantially the form of Exhibit C hereto (a “CER Certificate”), evidencing the number of CERs held by each such Trustee Holder, with an accompanying addendum specifying the number and type of CERs held by such Trustee Holder in each Individual Retirement Account, Roth IRA, Archer MSA, or Health Savings Account for which such Trustee Holder serves as trustee. The CER Certificates shall be substantially in the form set forth in Exhibit C hereto and may have such changes or marks of identification or designation and such legends, summaries, or endorsements printed thereon as Parent may deem appropriate (but which do not affect the rights, duties, liabilities, protections or responsibilities of the Rights Agent), and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or any rule or regulation.

(f)The CER Certificates shall be executed by Parent, on its own behalf and, as the Operating Partnership’s general partner, on behalf of the Operating Partnership, by its Chief Executive Officer, President, Secretary, Treasurer, any Vice President, any Assistant Secretary or any other officer of Parent, and shall be attested by Parent’s and the Operating Partnership’s Secretary or one of its Assistant Secretaries. The signature of any of these officers on the CER Certificates may be manual or by facsimile or other customary means of electronic transmission (e.g., pdf). CER Certificates bearing the manual or facsimile signatures of the individuals who were at the time of execution the proper officers of the Parent shall bind Parent and the Operating Partnership, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersigning of such CER Certificates by the Rights Agent or did not hold such offices at the date of such CER Certificates. No CER Certificate shall be entitled to any benefit under this Agreement or shall be valid for any purpose unless there appears on such CER Certificate a countersignature duly executed by the Rights Agent by manual or facsimile or other customary means of electronic transmission (e.g., pdf) of an authorized officer, and such countersignature upon any CER Certificate shall be conclusive evidence, and the only evidence, that such CER Certificate has been duly countersigned as required hereunder.

(g)If a CER Certificate is mutilated, lost, stolen or destroyed, upon written request by the Holder of the CERs represented thereby and upon payment to Parent, the Operating Partnership and the Rights Agent of all reasonable expenses incident thereto, there shall be issued, in exchange for and upon cancellation of the mutilated CER Certificate, or in substitution for the lost, stolen or destroyed CER Certificate, a new CER Certificate, in substantially the form of the prior CER Certificate, and representing the equivalent number of CERs, but, in the case of loss, theft, or destruction, only upon receipt of evidence satisfactory to Parent, the Operating Partnership and the Rights Agent of such loss, theft or destruction of such Rights Certificate and such additional evidence of the identity of the Holder as Parent, the Operating Partnership or the Rights Agent requests, and, if requested by Parent, the Operating Partnership or the Rights Agent, indemnity and/or the posting of a bond also satisfactory to Parent, the Operating Partnership and/or the Rights Agent to cover any claim that may be made against them with respect to such CER Certificate. Subject to applicable law and regulation and its own policies and procedures, the Rights Agent shall maintain, in a retrievable database, electronic records of all CER Certificates cancelled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records or physical records for the time period required by applicable law and regulation. Upon written request of Parent or the Operating Partnership (and at the expense of Parent and the Operating Partnership), the Rights Agent shall provide to Parent or the Operating Partnership or their designee copies of such electronic records or physical records relating to CER Certificates cancelled or destroyed by the Rights Agent.

2.4CER Consideration.

(a)If, on the Revaluation Date, (A) the sum of (x) the Revaluation Value minus the Aggregate Parent Party Funded Amount, in each case as of the Revaluation Date, and (y) the Aggregate Principal Recovery Amount exceeds (B) the Initial Discounted Valuation (the amount of such excess, the “Valuation Excess”), then, on the Issuance Date, Parent will issue and the Operating Partnership will deliver (i) to the MREC CER Holders, in respect of each MREC CER, a number of shares of Parent Common Stock equal to the MREC CER Payment Ratio (together with any additional shares of Parent Common Stock or cash to be paid pursuant to Section 2.5(b) and any cash being paid in lieu of a fractional share, the “MREC Per CER Consideration”), (ii) to the MREC TE CER Holders, in respect of each MREC TE CER, a number of shares of Parent Common Stock equal to the MREC TE CER Payment Ratio (together with any additional shares of Parent Common Stock or cash to be paid pursuant to Section 2.5(b) and any cash being paid in lieu of a fractional share, the “MREC TE Per CER Consideration”) and (iii) to the MREC IIS CER Holders, in respect of each MREC IIS CER, a number of shares of Parent Common Stock equal to the MREC IIS CER Payment Ratio (together with any additional shares of Parent Common Stock or cash to be paid pursuant to Section 2.5(b) and any cash being paid in lieu of a fractional share, the “MREC IIS Per CER Consideration”). No fractional shares of Parent Common Stock shall be issued in respect of any CERs, and any Holder that is entitled to receive a fraction of a share of Parent Common Stock (taking into account all CERs held by such Holder) shall instead receive cash with respect to any fractional share of Parent Common Stock in an amount equal to the product of (I) such fractional part of a share of Parent Common Stock multiplied by (II) the Parent Share Value. For the avoidance of doubt, if the Valuation Excess is less than or equal to $0, then neither Parent nor the Operating Partnership shall have any obligation to issue or deliver any CER Consideration and the CERs shall be extinguished and shall have no further force or effect.

(b)Not later than thirty (30) Business Days following the Revaluation Date, Parent shall deliver to the Rights Agent a written notice (the “CER Notice”) setting forth a computation of the Valuation Excess and, if the Valuation Excess is greater than $0, computations of the CER Consideration, in substantially the form attached hereto as Exhibit B, together with an Officer’s Certificate certifying such computations. The Rights Agent shall promptly, and in any event within five (5) Business Days of receipt of the CER Notice, send each Holder at its registered address a copy of such CER Notice.

(c)Within twenty (20) Business Days of the delivery of the CER Notice, the Acting Holders may deliver to Parent (with a copy to the Rights Agent) a written notice (a “Dispute Notice”) stating that the Acting Holders dispute the accuracy of the CER Notice, setting forth the basis for such dispute and, in reasonable detail, those items and amounts as to which the Acting Holders disagree, and the Acting Holders shall be deemed to have agreed with all other items and amounts contained in the CER Notice. Within five (5) days after receipt of a Dispute Notice, Parent shall (i) designate a nationally recognized independent valuation expert to make a binding determination only as to the matters in dispute as specified in the Dispute Notice and (ii) give written notice of such designation (a “Designation Notice”) to the Rights Agent and to the Acting Holders at whose direction the Dispute Notice was delivered. If such Acting Holders give Parent written notice that such Acting Holders object to such designation within five (5) Business Days after such Acting Holders’ receipt of the Designation Notice (such notice, a “Acting Holders Objection Notice”), such Acting Holders, within five (5) business days following the date of the Acting Holders Objection Notice, shall provide a written proposal to Parent (with a copy thereof to the Rights Agent) for the appointment of an alternate independent valuation expert (which shall be selected by the Acting Holders) to make a binding determination as to the matters in dispute as specified in the Dispute Notice (such proposal, and “Alternate Valuation Proposal”). If, within five (5) business days of the Alternate Valuation Proposal, Parent gives such Acting Holders and the Rights Agent written notice that such Parent objects to such Alternate Valuation Proposal (a “Parent Objection Notice”), within five (5) Business Days after the Parent Objection Notice, Parent and the Acting Holders shall jointly request the then head of the Capital Markets Group at CBRE to appoint another nationally recognized independent valuation expert, whose appointment shall be final, conclusive, and binding on the parties and the Holders; provided, that if the Acting Holders do not reject such valuation expert within such five (5) Business Day period, the Holders shall be deemed to have accepted the appointment of such valuation expert (in each case, the “Valuation Expert”). The Valuation Expert will, under the terms of its engagement, as an expert and not an arbitrator, be required to render its written decision with respect to such disputed items and amounts within thirty (30) Business Days from the date of such appointment. The Valuation Expert shall deliver to the Parent, the Acting Holders and the Rights Agent a written report setting forth its adjustments, if any, to the CER Notice based on the Valuation Expert’s determination, solely with respect to the disputed items and amounts in accordance with this Agreement, and such report shall include the calculations supporting such adjustments; provided, that for each item set forth in the Dispute Notice, the Valuation Expert shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or set forth in the CER Notice or the Dispute Notice with respect to such item, as the case may be. The Valuation Expert shall have no power to amend or supplement the terms of this Agreement or the Merger Agreement or act ex aequo et bono. The Valuation Expert’s report shall be final, conclusive, and binding on the parties hereto and the Holders, shall not be subject to further review by any court, and no party or Holder nor any of their respective Affiliates or Representatives may seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Valuation Expert. The fees and expenses of the Valuation Expert for purposes of this Section 2.4(b) shall be borne solely by Parent.

(d)In the event that the Acting Holders do not deliver a Dispute Notice to Parent during such twenty (20) Business Day period, the Holders shall be deemed to have accepted the accuracy of the CER Notice, and the calculations of the Valuation Excess and the CER Consideration (if any) set forth therein shall be final, conclusive and binding upon the parties and the Holders.

(e)On the Issuance Date, Parent and the Operating Partnership shall deliver the CER Consideration to the Rights Agent, along with any letters of instruction reasonably required by the Rights Agent. With respect to CERs issued in book-entry form, the Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of the CER Consideration, subsequently deliver the CER Consideration to the applicable Holders at their respective registered addresses in accordance with this Agreement. With respect to CERs issued in the form of CER Certificates, the Rights Agent shall, within ten (10) business days of receipt of the CER Consideration, deliver an instruction letter to the Holders of CER Certificates, which shall specify that delivery of the CER Consideration shall be effected to each such Holder upon proper delivery of the CER Certificates to the Rights Agent. Upon receipt of a CER Certificate, and any other documentation required by the Rights Agent, the Rights Agent shall promptly, and in any event within five (5) Business Days, cause the CER Consideration to be delivered to or upon the order of the Holder of such CER Certificate, registered in such name or names as may be designated by such Holder. All CER Certificates so surrendered shall be cancelled by the Rights Agent.

(f)Each of Parent, the Operating Partnership and the Rights Agent shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Tax law, as may be reasonably determined by Parent, the Operating Partnership or the Rights Agent, as applicable. Prior to making any Tax withholdings or causing any Tax withholdings to be made with respect to any Holder, the Rights Agent shall (if directed by the Parent) use commercially reasonable efforts to solicit from such Holder an IRS Form W-9 or other applicable Tax form in order to provide a reasonable opportunity for the Holder to provide such Tax forms to avoid or reduce such withholding amounts, and delivery of CER Consideration to such Holder may be reasonably delayed in order to gather such necessary Tax forms. The Rights Agent shall, if timely instructed by the Parent, promptly and timely remit, or cause to be remitted, any amounts it withholds in respect of Taxes to the appropriate Governmental Authority. To the extent any amounts are deducted or withheld and properly and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid, and, to the extent required by applicable Law, Parent or the Operating Partnership, as applicable, shall deliver (or shall cause the Rights Agent to deliver) to the Holder to whom such amounts would otherwise have been paid an Internal Revenue Service Form 1099, an Internal Revenue Service Form W-2 or other reasonably acceptable evidence of such withholding.

(g)If any CER Consideration delivered to the Rights Agent for payment to Holders remains undistributed to any Holders on the date that is six (6) months after the Issuance Date, Parent shall be entitled to require the Rights Agent to deliver to Parent or its designee any CER Consideration which had been made available to the Rights Agent and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to payment from Parent and the Operating Partnership (subject to abandoned property, escheat and other similar Law and Section 2.4(f)) as general creditors thereof with respect to the CER Consideration that may be payable.

(h)Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any CER Consideration delivered to a public official pursuant to any abandoned property, escheat or other similar Law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver any CER Consideration to the applicable Holder, such CER Consideration has not been paid prior to two (2) years after the Issuance Date (or immediately prior to such earlier date on which such CER Consideration would otherwise escheat to or become the property of any Governmental Authority), such CER Consideration will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent, unless such liability, penalty, cost or expense has been determined by a final non-appealable judgment of a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful misconduct.

(i)Except to the extent any portion of any CER Consideration is required to be treated as imputed interest pursuant to applicable Law, Parent and the Operating Partnership intend to treat the CER Consideration for all U.S. federal and applicable state and local income Tax purposes as additional Merger Consideration paid at the Effective Time pursuant to the Merger Agreement; provided that notwithstanding the foregoing, consistent with the provisions of Section 2.5, Parent and the Operating Partnership agree that the CER Consideration constitutes contingent consideration that will be considered received by, and taxable to, the Holders if and when received pursuant to the installment method of Section 453 of the Code, except to the extent that a Holder elects out of the installment method.

(j)The CER Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of equity interests or other like change with respect to the number of shares of Parent Common Stock outstanding after the Revaluation Date and prior to the Issuance Date.

2.5No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)The CERs shall not represent any equity or ownership interest in Parent or the Operating Partnership or in Merger Sub or any other constituent company in the Mergers or any of their respective Subsidiaries or Affiliates. The CERs shall not have any voting, dividend or distribution rights, and interest shall not accrue on any amounts payable on or in respect of the CERs to any Holder.

(b)Notwithstanding the provisions of Section 2.5(a), as a component of the CER Consideration to which such Holder is entitled to receive, a Holder shall be entitled to receive, in each case, without interest, (x) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) the amount of any dividends or other distributions paid with respect to the shares of Parent Common Stock represented by the number of whole shares of Parent Common Stock received by such Holder in respect of such Holder’s CERs and having a record date on or after the Effective Time and a payment date prior to the Issuance Date by (B) the Parent Share Value (with cash being paid in lieu of any fractional shares of Parent Common Stock in an amount equal to the product of (I) such fractional part of a share of Parent Common Stock multiplied by (II) the Parent Share Value) and (y) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to the Issuance Date and a payment date on or after the Issuance Date.

2.6Ability to Abandon CER. A Holder may at any time, at such Holder’s option, abandon any or all of such Holder’s remaining rights in a CER by transferring such CER to Parent, the Operating Partnership or any of their respective Affiliates without consideration therefor. Nothing in this Agreement shall prohibit Parent, the Operating Partnership or any of their respective Affiliates from offering to acquire or acquiring any CERs for consideration from the Holders, in private transactions or otherwise, in their sole discretion. Parent shall promptly notify Rights Agent of any CERs acquired by Parent, the Operating Partnership or any of their respective Affiliates, and each such acquired CERs shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders.

2.7Books and Records; Segregation of Covered Portfolio; Quarterly Reporting.

(a)Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail with respect to the Updated Covered Portfolio to enable the Rights Agent and the Acting Holders and their consultants and professional advisors to confirm the applicable CER Consideration payable to each Holder hereunder in accordance with the terms specified in this Agreement.

(b)Parent shall use commercially reasonable efforts to avoid commingling the assets contained in the Updated Covered Portfolio with other assets of Parent and its Subsidiaries that are not part of the Updated Covered Portfolio, including holding the assets constituting the Updated Covered Portfolio in separate subsidiaries from those that hold assets that are not part of the Updated Covered Portfolio; provided, that Parent shall have the flexibility to make such adjustments as it believes are required to maintain its qualification as a REIT or to preserve any exemption under the Investment Company Act of 1940.

(c)Within forty-five (45) days after the end of each calendar quarter ending after the date of this Agreement and before the Revaluation Date, Parent shall prepare and deliver to the Rights Agent and to the Mosaic Manager a written report, in such form as Parent shall determine, summarizing the performance of, and significant activity in, the Updated Covered Portfolio during such calendar quarter; provided, that such report shall be provided for information purposes only, and shall have no bearing on the determination of, and may not be used as a basis for determining, any Valuation Excess or the amount of CER Consideration.

2.8Certain Actions. Neither Parent nor any of its Affiliates will take any action that is intended primarily to reduce the amount of any CER Consideration or restrict Parent’s ability to issue or pay any of the CER Consideration hereunder; provided, that the foregoing shall be subject in all respects to the prudent business judgment of Parent’s board of directors or management in connection with the conduct of its business, including management of the Updated Covered Portfolio, and shall not require Parent or any of its Affiliates to take or refrain from taking, or prohibit Parent or any of its Affiliates from taking or refraining from taking, any actions in respect of the Updated Covered Portfolio, including (i) any liquidation or disposition of a Subject Company Loan or Subject Company Investment, or any interests therein, (ii) any negotiations with borrowers or other counterparties with respect to any matters relating to any Subject Company Loans or Subject Company Investments, including any agreement or failure to agree to compromise or amend the terms of, or effect a discounted payoff of, any Subject Company Loan or Subject Company Investment, or (iii) any actions taken or not taken on the advice, or against the advice of, the Mosaic Manager under the Services Agreement.

3.THE RIGHTS AGENT

3.1Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken or omitted to be taken in connection with this Agreement, except to the extent of its fraud, gross negligence, bad faith or willful or intentional misconduct.

3.2Certain Rights of the Rights Agent. Parent hereby appoints the Rights Agent to act as rights agent for Parent. The Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the Holders. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action, default or Event of Default by Parent or Operating Partnership, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent or Operating Partnership. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

(b)whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful misconduct on its part (each as determined by a final non-appealable judgment of a court of competent jurisdiction), incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d)the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless from and against, any loss, liability, claim, demands, damage, suits, judgment, fine, penalty or expense (including the reasonable expenses and counsel fees and other disbursements) (each, a “Loss”) arising out of or in connection with Rights Agent’s duties under this Agreement and the exercise and performance of its duties hereunder, including the reasonable out-of-pocket costs and expenses of defending Rights Agent against any Loss, unless such Loss has been determined by a final, non-appealable judgment of a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful misconduct. The reasonable costs and expenses incurred by the Rights Agent in enforcing this right of indemnification shall be paid by Parent;

(i)Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) without limiting the foregoing (i), (x) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable documented out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)), and to (y) reimburse the Rights Agent for all reasonable and necessary out-of-pocket expenses (including legal expenses) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j)no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(k)notwithstanding anything in this Agreement to the contrary, (i) the Rights Agent shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action, and (ii) any liability of the Rights Agent under this Agreement will be limited to the aggregate amount of fees (but not reimbursed expenses) paid or payable by Parent to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

(l)the Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing;

(m)in the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to Parent, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Parent or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from Parent or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(n)the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Parent resulting from any such act, default, neglect or misconduct, absent willful misconduct, bad faith or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(o)the Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (ii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

(p)the obligations of Parent and the rights of the Rights Agent under this Section 3.2, Section 3.1, and Section 2.4(h) shall survive the expiration of the CERs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent; and

(q)All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid pursuant to the terms of this Agreement,

Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any holder or any other party.

3.3Resignation and Removal; Appointment of Successor.

(a)The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified, and such resignation will be effective on the earlier of (i) the date so specified and (ii) a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b)Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other stockholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of the transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 3.3(b). If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CER Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

3.4Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

4.AMENDMENT

4.1Amendments without Consent of Holders.

(a)Without the consent of any of the Holders, the Rights Agent, Parent and the Operating Partnership at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)to add to the covenants of Parent or the Operating Partnership such further covenants, restrictions, conditions or provisions as Parent or the Operating Partnership shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)as may be necessary or appropriate to ensure that the CERs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws and to ensure that the CERs are not subject to any similar registration or prospectus requirement under applicable securities laws outside the United States;

(v)to evidence the assignment of this Agreement by Parent or the Operating Partnership as provided in Section 6.3; or

(vi)any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)Without the consent of any Holder (other than the Holder of interests affected by this Section 4.1(b)), Parent, the Operating Partnership and the Rights Agent, at any time and from time to time, may enter into one or more amendments thereto to reduce the number of CERs, to the extent that any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4 or to transfer CERs to Parent or the Operating Partnership pursuant to Section 2.6.

(c)Promptly after the execution by Parent, Operating Partnership, and the Rights Agent of any amendment pursuant to the provisions of this Section 4.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CER Register, setting forth such amendment.

4.2Amendments with Consent of Holders.

(a)Subject to Section 4.1 (which amendments pursuant to Section 4.1 may be made without the consent of any of the Holders), with the written consent of the Acting Holders, Parent, the Operating Partnership and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)Promptly after the execution by Parent, the Operating Partnership and the Rights Agent of any amendment pursuant to the provisions of this Section 4.2, Parent and the Operating Partnership shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CER Register, setting forth such amendment.

4.3Execution of Amendments. Prior to executing any amendment permitted by this Section 4, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent (and at Parent’s sole expense) stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, obligations, protections, immunities, trusts or duties under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it.

4.4Effect of Amendments. Upon the execution of any amendment under this Section 4, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

5.REMEDIES OF THE HOLDERS

5.1Event of Default.

(a)“Event of Default” with respect to the CERs, means any material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 5.1 specifically dealt with), and continuance of such default or breach for a period of thirty (30) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent (with a copy to the Rights Agent) by the Acting Holders (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority).

(b)If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders by notice in writing to Parent and the Rights Agent, may, but is not obligated to, commence an arbitration proceeding to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, pursuant to Section 6.6.

(c)The foregoing provisions of this Section 5.1, however, are subject to the condition that if, at any time after the Acting Holders shall have commenced such arbitration proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such arbitration proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

5.2Arbitration Proceedings for Enforcement. If an Event of Default has occurred, has not been waived and is continuing, the Acting Holders may, in their discretion proceed to protect and enforce the rights vested in them by this Agreement by commencing arbitration proceedings pursuant to Section 6.6.

5.3Arbitration Proceedings Initiated by Holders. Except as set forth in this Section 5.3, no Holders of any CERs shall have any right under this Agreement to commence arbitration proceedings under or with respect to this Agreement, or for the appointment of a Rights Agent, receiver, liquidator, custodian or other similar official, for any other remedy hereunder. The Acting Holders shall have the right under this Agreement to commence arbitration proceedings under or with respect to this Agreement. Notwithstanding any other provision in this Agreement, the right of any Holder of any CER to receive payment of the amounts that a CER Notice indicates are payable in respect of such CER on or after the applicable due date, or to commence arbitration proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

5.4Control by Acting Holders. Subject to the last sentence of this Section 5.4, the Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Holders, or exercising any power conferred on the Holders by this Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this Agreement.

6.OTHER PROVISIONS OF GENERAL APPLICATION

6.1Notices to the Rights Agent and Parent. Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when transmission is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Relationship Manager Legal Department

with a copy (which shall not constitute notice) to:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Legal Department

If to Parent or the Operating Partnership, to Parent at:

Ready Capital Corporation

1251 Avenue of the Americas, 50th Floor

New York, NY 10020

Attention: Andrew Ahlborn

Email: aahlborn@waterfallam.com

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

90 Park Avenue,

New York, NY 10016

Attention: Michael Kessler, David Brown

Email: michael.kessler@alston.com, david.brown@alston.com

The Rights Agent or Parent may specify a different address or email address by giving notice in accordance with this Section 6.1.

6.2Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CER Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.3Parent Successors and Assigns. Parent may not assign this Agreement without the consent of the Acting Holders, except Parent may assign (a) in its sole discretion and without the consent of any other Person, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates (each, an “Assignee”), provided that the Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement, and provided, further, that in connection with any assignment to an Assignee, Parent shall agree to remain liable for the performance by each Assignee of obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement, and (b) this Agreement in its entirety without the consent of any other Person to its successor in interest in connection with the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction (such successor in interest, the “Acquiror”). This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors, Acquiror and each Assignee. Each reference to “Parent” in this Agreement shall be deemed to include Parent’s successors, Acquiror and all Assignees. Each of Parent’s successors, Acquirors and Assignees shall, by a supplemental contingent equity rights agreement or other instrument supplemental hereto, executed and delivered to the Rights Agent, expressly assume payment of amounts on all of the CERs and the performance of every obligation, agreement and covenant of this Agreement on the part of Parent and the Operating Partnership to be performed or observed. The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

6.4No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer, each of whom is intended to be, and is, a third party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and Assignees, and the Holders. The

Holders of CERs shall have no rights except the contractual rights as are expressly set forth in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

6.5Governing Law. This Agreement, the CERs and all actions arising under or in connection herewith and therewith (whether based in contract, tort, or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.6Arbitration. Any dispute, controversy or claim (including any claim for breach hereof) based upon, relating to or arising out of this Agreement or any transaction contemplated hereby (other than a dispute, controversy or claim asserted against or by the Rights Agent to the extent pertaining to the Rights Agent’s rights, immunities, liabilities, duties, responsibilities or obligations hereunder, and other than matters that are the subject of a Dispute Notice, which shall be resolved in the manner described in Section 2.4(b)) shall be resolved by binding arbitration conducted in accordance with the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (the “ICC”). The arbitration shall be conducted by a panel of three arbitrators, each of whom shall be independent and a lawyer or retired judge with at least fifteen years’ experience in the real estate industry and with mergers and acquisitions. No later than fifteen (15) days after an arbitration proceeding is commenced under this Section 6.6, Parent shall nominate one arbitrator and the Holder (or, if more than one Holder is a party to the arbitration proceeding, all such Holders collectively) shall nominate one arbitrator, and the two so nominated arbitrators shall select the third arbitrator. If the two arbitrators cannot or fail to agree upon the third arbitrator within fifteen (15) days of their confirmation by the ICC, the third arbitrator shall be appointed by the ICC in accordance with the Rules. The arbitration shall be administered by the ICC acting through its International Court of Arbitration. The arbitration shall be conducted in the English language and the seat, or place, of the arbitration shall be the city of New York, New York. Hearings shall be conducted in New York, New York, or at such other location as mutually agreed by Parent and the Holder or Holders that are party to the arbitration proceeding. The arbitration award shall be final, conclusive, binding and non-appealable and shall not be subject to further review by any court. The arbitrator shall have no power to amend or supplement the terms of this Agreement or the Merger Agreement or act ex aequo et bono. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall bear his, her or its own costs of any such arbitration or investigation in respect of any dispute. Any award payable in favor of the Holders or the Rights Agent as a result of arbitration shall be distributed to the Holders on a pro rata basis, based on the number of CERs held by each Holder. For clarity, the Rights Agent shall not have any duties or obligations to commence any arbitration proceeding pursuant to this Section 6.6.

6.7Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. Notwithstanding the foregoing, if any illegal, void, unenforceable or replaced provision shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

6.8Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earlier to occur of (a) the date that is six (6) months after the date of the CER Notice, (b) the date on which it is finally determined that the Valuation Excess is less than or equal to $0, and (c) the date on which all CER Consideration is delivered to Holders in accordance with this Agreement. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 2.4(h), 3.1, 3.2, 5.1, 5.2, 5.3, 5.4, 6.4, 6.5, 6.6, 6.7, 6.9 or this Section 6.8, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

6.9Amendment and Restatement; Entire Agreement; Counterparts. Parent, the Operating Partnership and the Rights Agent desire to enter into this Agreement in order to amend and restate the Existing Agreement in its entirety. The amendment and restatement of the Existing Agreement shall become effective on the date hereof, and each of Parent, the Operating Partnership, the Rights Agent and the Holders shall hereafter be bound by the terms and conditions of this Agreement. This Agreement amends and restates the terms and conditions of the Existing Agreement and is not a novation of any of the agreements or obligations incurred by the Parent and Operating Partnership pursuant to the terms of the Existing Agreement. Accordingly, all of the agreements and obligations incurred by the Parent and Operating Partnership pursuant to the terms of the Existing Agreement remain in full force and effect. As among the Holders, the Parent and Operating Partnership, this Agreement, the Merger Agreement (including its Exhibits and Schedules, including Disclosure Schedules) and the other Ancillary Documents constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and thereof (including the Existing Agreement, but excluding the Assignment, which shall survive execution of this Agreement). As it relates to the Rights Agent, this Agreement constitutes the entire agreement and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and thereof (including the Existing Agreement, but excluding the Assignment, which shall survive execution of this Agreement). This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

READY CAPITAL CORPORATION

By:	/s/ Thomas E. Capasse
Name: Thomas E. Capasse
Title: Chairman of the Board and Chief Executive Officer

SUTHERLAND PARTNERS, L.P.

By:	Ready Capital Corporation, its General Partner

By:	/s/ Thomas E. Capasse
Name: Thomas E. Capasse
Title: Chairman of the Board and Chief Executive Officer

[Signature Page to Contingent Equity Rights Agreement]

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., jointly as Rights Agent

By:	/s/ Collin Ekeogu
Name: Collin Ekeogu
Title: Manager, Corporate Actions

[Signature Page to Contingent Equity Rights Agreement]

EXHIBIT A

Covered Portfolio

Subject Company Loans and Investments
CER Portfolio as of 9/30/2021
Deal	Whole Loan Balance	A-note Funded	Co-Invest Funded	Subject Company Funded
Timbers Kauai	17,980,413	8,990,207	7,132,697	1,857,509
Vintage Oaks	30,050,000			30,050,000
Superblock	34,510,000			34,510,000
Metro Air	16,699,043		4,185,224	12,513,819
RREAF III	8,714,679			8,714,679
Hyatt Centric	43,000,280		23,600,000	19,400,280
Park DTLA	25,376,222			25,376,222
Cambria	35,309,146		17,653,893	17,655,253
Silver Rock	35,998,544		18,000,000	17,998,544
RREAF IV	10,629,829			10,629,829
Aetna Springs	28,257,597			28,257,597
Southlake	10,800,000			10,800,000
Marbach	6,149,686			6,149,686
Hawk Ridge	3,403,876			3,403,876
Hyatt House	23,533,160			23,533,160
Silo Ridge	42,564,737			42,564,737
Pendry	123,196,757	42,327,896	70,866,841	10,002,020
Duo	43,824,663	21,924,663	13,450,000	8,450,000
Retreat	21,540,000		12,859,234	8,680,766
Ashley	4,170,000			4,170,000
Block 216	65,279,132			65,279,132
Churchill Tower	52,587,216	38,916,251		13,670,965
1111 Sunset	27,050,000	13,525,000		13,525,000
Uncommons	71,114,466			71,114,466
Merced	51,847,233	31,222,233		20,625,000
Gardenhouse	36,842,520	24,842,520		12,000,000
Vista Lake	26,743,313			26,743,313
Sovereign	8,470,938		2,625,000	5,845,938
RREAF Sunbelt	108,422,898	60,000,000		48,422,898
	1,014,066,347	241,748,770	170,372,888	601,944,690

EXHIBIT B

Form of CER Notice

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attn: Relationship Manager Legal Department

Re:CER Notice

Reference is made to the Amended and Restated Contingent Equity Rights Agreement, dated as of March 23, 2023 (the “CER Agreement”) between Ready Capital Corporation (“Parent”), Sutherland Partners, L.P. (the “Operating Partnership”), and Computershare Trust Company, N.A. (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the CER Agreement.

As set forth in Exhibit A hereto, and in accordance with Section 2.4(a) of the CER Agreement, Parent has calculated the Valuation Excess to be $[●], the Aggregate CER Consideration to be $[●], the Parent Share Value to be $[●], the MREC CER Payment Ratio to be [●], the MREC TE CER Payment Ratio to be [●] and the MREC IIS CER Payment Ratio to be [●]. This notice constitutes the written notice required by Section 2.4(b) of the CER Agreement.

Very truly yours,

READY CAPITAL CORPORATION

By:
Name: Andrew Ahlborn
Title: Chief Financial Officer

EXHIBIT A

Valuation Excess:

$[●]

Parent Share Value:

$[●]

CER Consideration:

MREC CER Payment Ratio:

[●]

MREC TE CER Payment Ratio:

[●]

MREC IIS CER Payment Ratio:

[●]

EXHIBIT C

Form of CER Certificate

Certificate No. R-	[MREC][MREC TE][MREC IIS] CERs

THE CERS ARE NOT ASSIGNABLE OR OTHERWISE TRANSFERABLE EXCEPT UPON THE CIRCUMSTANCES SET FORTH IN, AND SUBJECT TO THE TERMS OF, THE CER AGREEMENT (AS DEFINED BELOW).

Rights Certificate

READY CAPITAL CORPORATION

SUTHERLAND PARTNERS, L.P.

This certifies that                                                        , or registered assigns, is the registered holder of the number of [MREC][MREC TE][MREC IIS] CERs set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Contingent Equity Rights Agreement, effective as of March 16, 2022 (as amended from time to time, the “CER Agreement”), among Ready Capital Corporation, a Maryland corporation (“Parent”), Sutherland Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), and American Stock Transfer & Trust Company, LLC as rights agent (the “Rights Agent,” which term shall include any successor rights agent under the CER Agreement), to receive the CER Consideration, subject to, on the terms provided in, and in accordance with, the CER Agreement, upon presentation and surrender of this Rights Certificate at the principal office of the Rights Agent.

This Rights Certificate is subject to all of the terms, provisions and conditions of the CER Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which CER Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, Parent, the Operating Partnership and the holders of the CER Certificates. Copies of the CER Agreement are on file at the principal office of Parent and are available without cost upon written request. Capitalized terms used in this Rights Certificate and not otherwise defined herein shall have the meanings ascribed to such terms in the CER Agreement.

This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor evidencing an aggregate number of CERs equal to the aggregate number of CERs evidenced by the Rights Certificate or Rights Certificates surrendered.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of Parent and the Operating Partnership.

Date:

ATTEST:	READY CAPITAL CORPORATION

By:
Secretary	Authorized Officer

ATTEST:	SUTHERLAND PARTNERS. L.P.

By: Ready Capital Corporation, Its General Partner

By:
Secretary	Authorized Officer

Countersigned:

[RIGHTS AGENT]

By:
Authorized Officer

[Form of Reverse Side of Rights Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such

holder desires to transfer this Rights Certificate.)

FOR VALUE RECEIVED,                                                                         hereby sells, assigns and transfers unto

(Please print name and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                                                  attorney-in-fact, to transfer the within Rights Certificate on the books of the within-named company, with full power of substitution.

Dated:                            ,             .

Signature Guaranteed:
Signature
(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934.